GREENLIGHT RE ANNOUNCES
SECOND QUARTER 2016 FINANCIAL RESULTS

GRAND CAYMAN, Cayman Islands - August 1, 2016 - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the second quarter ended June 30, 2016. Greenlight Re reported a net loss of $63.0 million for the second quarter of 2016, compared to a net loss of $39.6 million for the same period in 2015. The net loss per share for the second quarter of 2016 was $1.69, compared to a net loss per share of $1.06 for the same period in 2015.

Fully diluted adjusted book value per share was $21.20 as of June 30, 2016, a 27.1% decrease from $29.07 per share as of June 30, 2015.

“We continue to make strides executing our underwriting strategy in a difficult reinsurance market and are pleased to report an increase of approximately 16% in premium writings during the first six months of this year,” said Bart Hedges, Chief Executive Officer of Greenlight Re.

Hedges continued, “After several years of adverse development, we took aggressive action to put our poorly performing construction defect contracts behind us. Combined with the maturation of our run-off commercial automobile book, where 99.5% of all claims have now been resolved, our exit from construction defect business leaves us without significant exposure to poorly performing lines for the first time in several years.”

The construction defect contracts have a long remaining period in which claims may be reported and there remains significant uncertainty on the ultimate liability associated with them. Greenlight Re purchased reinsurance coverage that transfers the construction defect liabilities to a third party, generally known as a loss portfolio transfer. The transaction, effective on April 1, 2016, was completed with a highly regarded run-off specialist and provides Greenlight Re with an additional $58.5 million of coverage beyond the current actuarial best estimate of losses and significantly above the high point of the actuarial range. Transferring these liabilities to a specialist to manage the run-off will allow Greenlight Re to focus its attention on the current book of profitable business.

Hedges added, “While the overall underwriting performance has been affected by a handful of poor performing contracts, the rest of the underwriting portfolio has behaved in line with our expectations.”

The following table shows the cumulative performance of the commercial auto and general liability (primarily construction defect) run-off contracts, as well as the rest of our portfolio as of June 30, 2016:

Subject Business	Premium	Underwriting Profit (Loss)	Composite Ratio
	(US$ millions)
General Liability	$83.1	$(82.7)	199.5%
Commercial Auto	$206.6	$(126.2)	161.1%
All Other	$2,875.0	$262.5	90.9%
Total	$3,164.7	$53.6	98.3%

“The underwriting loss for the quarter of $24.5 million was substantially attributed to a $19.0 million charge from the loss portfolio transfer, as well as a current period loss of $4.4 million related to the recent Canadian wildfires,” Hedges concluded.

Other financial and operating highlights for Greenlight Re for the second quarter and six months ended June 30, 2016 include:

•
Gross written premiums of $92.2 million, a decrease from $93.0 million in the second quarter of 2015; net earned premiums were $125.6 million, an increase from $91.7 million reported in the prior-year period.

•	A net underwriting loss of $24.5 million, compared to an underwriting loss of $13.3 million in the second quarter of 2015.

•
A composite ratio for the six months ended June 30, 2016 of 104.8% compared to 102.2% for the prior year period. The combined ratio for the six months ended June 30, 2016 was 107.8% compared to 107.0% for the prior year period.

•
A net investment loss of 3.4% on Greenlight Re's investment portfolio, compared to a net investment loss of 1.5% in the second quarter of 2015. For the first six months of 2016 the net investment loss was $9.6 million, representing a loss of 1.0%, compared to a net investment loss of $45.1 million during the comparable period in 2015 when Greenlight Re reported a 3.2% loss.

“We are pleased to have completed a transaction that resolves the issues we experienced with our run-off construction defect business. As we look across the rest of our underwriting portfolio, we don’t believe there are other areas showing signs of material adverse performance,” stated David Einhorn, Chairman of the Board of Directors.

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the second quarter ended June 30, 2016 on Tuesday, August 2, 2016 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Second Quarter 2016 Earnings Call.

To participate in the Greenlight Capital Re, Ltd. Second Quarter 2016 Earnings Call, please dial in to the conference call at:

U.S. toll free             1-888-336-7152
International            1-412-902-4178

Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10090034

The conference call can also be accessed via webcast at:

http://services.choruscall.com/links/glre160802

A telephone replay of the call will be available from 11:00 a.m. Eastern time on August 2, 2016 until 9:00 a.m. Eastern time on August 9, 2016.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 10090034. An audio file of the call will also be available on the Company's website, www.greenlightre.ky .

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Regulation G
Fully diluted adjusted book value per share is a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options and RSUs as of any period end. Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders' equity to calculate adjusted book value. We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance. In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the reinsurance industry.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is a NASDAQ listed company with specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland.  Greenlight Re provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re's assets are managed according to a value-oriented equity-focused strategy that complements the Company's business goal of long-term growth in book value per share.

Contact:

Garrett Edson
ICR
(203) 682-8331
IR@greenlightre.ky

Media:
Brian Ruby
ICR
(203) 682-8268
Brian.ruby@icrinc.com

GREENLIGHT CAPITAL RE, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2016 and December 31, 2015
(expressed in thousands of U.S. dollars, except per share and share amounts)

	June 30, 2016	December 31, 2015
	(unaudited)	(audited)
Assets
Investments
Debt instruments, trading, at fair value	$93,893	$39,087
Equity securities, trading, at fair value	899,904	905,994
Other investments, at fair value	176,670	119,083
Total investments	1,170,467	1,064,164
Cash and cash equivalents	45,556	112,162
Restricted cash and cash equivalents	1,077,546	1,236,589
Financial contracts receivable, at fair value	23,725	13,215
Reinsurance balances receivable	216,803	187,940
Loss and loss adjustment expenses recoverable	72,328	3,368
Deferred acquisition costs, net	52,828	59,823
Unearned premiums ceded	3,669	3,251
Notes receivable, net	34,785	25,146
Other assets	7,077	6,864
Total assets	$2,704,784	$2,712,522
Liabilities and equity
Liabilities
Securities sold, not yet purchased, at fair value	$797,773	$882,906
Financial contracts payable, at fair value	5,290	28,245
Due to prime brokers	415,459	396,453
Loss and loss adjustment expense reserves	354,703	305,997
Unearned premium reserves	201,376	211,954
Reinsurance balances payable	96,986	18,326
Funds withheld	6,112	7,143
Other liabilities	10,839	12,725
Total liabilities	1,888,538	1,863,749
Equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 31,060,643 (2015: 30,772,572): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,895 (2015: 6,254,895))	3,732	3,703
Additional paid-in capital	498,189	496,401
Retained earnings	290,961	325,287
Shareholders’ equity attributable to shareholders	792,882	825,391
Non-controlling interest in joint venture	23,364	23,382
Total equity	816,246	848,773
Total liabilities and equity	$2,704,784	$2,712,522

GREENLIGHT CAPITAL RE, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

For the three and six months ended June 30, 2016 and 2015
(expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended June 30		Six months ended June 30
	2016	2015	2016	2015
Revenues
Gross premiums written	$92,237	$92,990	$259,029	$222,672
Gross premiums ceded	(3,522)	(1,868)	(5,629)	(3,494)
Net premiums written	88,715	91,122	253,400	219,178
Change in net unearned premium reserves	36,867	563	10,294	(32,700)
Net premiums earned	125,582	91,685	263,694	186,478
Net investment income (loss)	(38,054)	(20,305)	(9,619)	(45,134)
Other income (expense), net	282	(3,760)	11	(2,172)
Total revenues	87,810	67,620	254,086	139,172
Expenses
Loss and loss adjustment expenses incurred, net	111,376	76,653	202,044	139,860
Acquisition costs, net	35,484	23,939	74,447	50,780
General and administrative expenses	4,994	6,894	11,993	13,054
Total expenses	151,854	107,486	288,484	203,694
Income (loss) before income tax	(64,044)	(39,866)	(34,398)	(64,522)
Income tax (expense) benefit	258	(54)	54	161
Net income (loss) including non-controlling interest	(63,786)	(39,920)	(34,344)	(64,361)
Loss (income) attributable to non-controlling interest in joint venture	791	324	18	718
Net income (loss)	$(62,995)	$(39,596)	$(34,326)	$(63,643)
Earnings (loss) per share
Basic	$(1.69)	$(1.06)	$(0.92)	$(1.71)
Diluted	$(1.69)	$(1.06)	$(0.92)	$(1.71)
Weighted average number of ordinary shares used in the determination of earnings and loss per share
Basic	37,281,392	37,303,265	37,194,428	37,168,279
Diluted	37,281,392	37,303,265	37,194,428	37,168,279

The following table provides the ratios for the six months ended June 30, 2016 and 2015:

	Six months ended June 30
		2016			2015
	Frequency	Severity	Total	Frequency	Severity	Total

Loss ratio	76.7%	75.6%	76.6%	78.2%	30.9%	75.0%
Acquisition cost ratio	28.8%	22.0%	28.2%	27.8%	19.4%	27.2%
Composite ratio	105.5%	97.6%	104.8%	106.0%	50.3%	102.2%
Underwriting expense ratio			3.0%			4.8%
Combined ratio			107.8%			107.0%